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                                                                  EXHIBIT (d)(4)

                     POLICY MANAGEMENT SYSTEMS CORPORATION

                                PROMISSORY NOTE

$19,000,000                                                        June 20, 2000
                                                          El Segundo, California

 PAYMENT WITH RESPECT TO THIS NOTE IS SUBJECT TO A SUBORDINATION AGREEMENT (THE
  "SUBORDINATION AGREEMENT"), DATED AS OF THE DATE HEREOF AMONG THE MAKER, THE LENDER, AND BANK OF AMERICA, N.A., AS AGENT, AND EACH HOLDER OF THIS NOTE, BY
                    ITS ACCEPTANCE HEREOF SHALL BE BOUND BY
                 THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

     FOR VALUE RECEIVED, the undersigned, POLICY MANAGEMENT SYSTEMS CORPORATION, a South Carolina corporation ("MAKER"), hereby promises to pay to the order of COMPUTER SCIENCES CORPORATION, a Nevada corporation ("LENDER"), at such address as Lender may specify and in accordance with the terms of this Promissory Note (this "NOTE"), the principal amount of NINETEEN MILLION DOLLARS ($19,000,000), together with all accrued and unpaid interest (the "LOAN").

     1. INTEREST. Interest will accrue on the unpaid principal balance of the Loan, from the date of issue until such date that the Loan has been entirely repaid or converted, at a simple rate per annum equal to the lesser of (a) the London Inter-Bank Offered Rate, adjusted for reserve requirements, for three month U.S. Dollar deposits, as quoted by Bank of America, N.A., plus two and three quarters percent (275 basis points) or (b) the maximum rate permitted by applicable law. Interest shall not be due and payable until the date set forth in Section 2 below.

     2. REPAYMENT OF LOAN. The entire principal balance of the Loan, together with all interest accrued thereon, will become immediately due and payable upon the earlier to occur of any of the following:

          (i) July 3, 2001; or

          (ii) Only to the extent permitted by the terms of the subordination agreement by and among Lender, Maker and Bank of America, N.A., as agent for the Senior Lenders (as defined therein) (the "Subordination Agreement"), immediately prior to the occurrence of the "Event of Default" as described and defined in Section 6.1(k) of the Credit Agreements (as the term "Credit Agreements" is defined in the Subordination Agreement); or

          (iii) Subject to the terms of the Subordination Agreement, upon acceleration of this Note after the occurrence of any Event of Default (as defined below).

     3. DEFAULT AND ACCELERATION.

     (a) Event of Default. "EVENT OF DEFAULT" means the occurrence of any of the following:

          (i) the failure of Maker to punctually and faithfully observe or perform any of the other covenants, conditions or obligations imposed upon Maker by this Note, which failure is not remedied within 10 business days following written notice thereof from
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     Lender;

          (ii) there is an assignment by Maker for the benefit of creditors or a composition with creditors;

          (iii) Maker petitions or applies to any tribunal for, or consents to the appointment of, or the taking of possession by, a trustee, receiver, custodian, liquidator or similar official of any substantial amount of its assets, or commences any proceedings under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or other liquidation law of any jurisdiction;

          (iv) an order for relief is entered in an involuntary case under the bankruptcy laws of the United States, or an order, judgment or decree is entered appointing a trustee, receiver, custodian, liquidator or similar official or adjudicating Maker bankrupt or insolvent, or ordering or approving Maker's liquidation or reorganization, or any significant modification of the rights of its creditors or approving the petition in any such proceedings, and such order, judgment or decree remains in effect for 5 business days; or any involuntary petition or complaint is filed against Maker under the bankruptcy laws of the United States seeking the appointment of a trustee, receiver, custodian, liquidator or similar official, and such petition or complaint has not been dismissed within 10 business days of the filing thereof; or

          (v) there is levied any writ of execution or other judicial process upon any material portion of the property of Maker not released within 5 business days thereafter.

     (b) Acceleration. Subject to the terms of the Subordination Agreement, in the event any Event of Default has occurred and is continuing, Lender may declare the unpaid balance of the Loan immediately due and payable, whereupon this Note will forthwith mature and become due and payable without presentment, demand, protest or other notice, all of which are hereby waived, and Lender may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any obligation herein contained, or for an injunction against a violation of any of the terms or provisions hereof, or in aid of the exercise of any power granted hereby or by equity or at law; provided, however, that upon the occurrence of any Event of Default described in Section 3(a)(ii), (iii), (iv) or (v), the unpaid balance of the Loan will automatically become due and payable without any action by Lender.

     (c) Expenses. In the event any Event of Default has occurred, Maker shall pay to Lender such additional amount as will be sufficient to cover the actual costs and expenses of enforcement and collection, including without limitation, actual attorneys' fees, expenses and disbursements.

     4. MISCELLANEOUS.

     (a) Good Faith Best Efforts. Maker shall not take any action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by Maker. Maker shall at all times in good faith use its best efforts in carrying out all such action as may be necessary or appropriate in order to make effective the transactions contemplated by this Note.


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     (b) Amendment and Waiver. This Note may not be modified or amended, and the observance of any term of this Note may not be waived (either generally or in a particular instance and either retroactively or prospectively), without the prior written consent of the Lender and the Senior Lenders.

     (c) Rights, Powers, Privileges and Remedies. No delay or omission on the part of Lender in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver or omission on the part of Lender of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. All remedies, either under this Note or at law or otherwise afforded to Lender, will be cumulative.

     (d) Governing Law. This Note will be construed in accordance with, and the rights of the parties hereto will be governed by, the internal laws of the State of California.

     (e) Successors and Assigns. This Note will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part by Maker to any person or entity without the prior written consent of Lender.

     (f) Replacement Notes. Upon receipt of evidence satisfactory to Maker of the loss, theft, destruction or mutilation of this Note, Maker shall issue a new Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note.

     (g) Notices. All notices and other communications required or permitted hereunder will be in writing and will be delivered by facsimile, courier or nationally-recognized overnight delivery service addressed as follows:

            if to Lender:                                    with copies to:
            Computer Sciences Corporation                    Ronald S. Beard
            2100 E. Grand Avenue                             Gibson, Dunn & Crutcher LLP
            El Segundo, CA 90245                             4 Park Plaza, Suite 1800
            Telecopy: (310) 322-9767                         Irvine, CA 92614
            Attention: Chief Financial Officer               Telecopy: (949) 451-4220

            if to Maker:                                     with copies to:
            Policy Management Systems Corporation            Dewey Ballantine LLP
            One PMSC Center                                  1301 Avenue of the Americas
            Columbia, SC 29202                               New York, New York 10019-6092
            Telecopy: (803) 333-4747                         Telecopy: (212) 259-6333
            Attention: President                             Attention: Richard D. Pritz



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     IN WITNESS WHEREOF, this Note has been duly executed and delivered as of the date first above written.

                                      MAKER:

                                      POLICY MANAGEMENT SYSTEMS
                                      CORPORATION
                                      a South Carolina corporation

                                      By: /s/ STEPHEN G. MORRISON
                                          ----------------------------
                                      Name:   Stephen G. Morrison
                                      Title:  Executive Vice President

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